February 4, 2021

FLORIDA DEPARTMENT OF STATE
Division of Corporations

RELIANCE GLOBAL GROUP, INC.
1500 NW 65TH AVENUE
PLANTATION, FL 33313

Re: Document Number P13000064240

The Articles of Amendment to the Articles of Incorporation of RELIANCE GLOBAL GROUP, INC., a Florida corporation, were filed on January 3, 2021.

This document was electronically received and filed under FAX audit number H21000047433.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Darlene Connell
Regulatory Specialist II Supervisor
Division of Corporations Letter Number: 321A00002587

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
RELIANCE GLOBAL GROUP, INC.

The Articles of Incorporation, as amended, of RELIANCE GLOBAL GROUP. INC., a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendment is set forth as follows:

FIRST: Upon the close of business on the date these Articles of Amendment are filed with the Florida Department of State (the "Effective Time"), each 85.71 shares of the Corporation's Common Stock, par value $.0001 per share ("Common Stock") and shares of Series A Preferred Stock ("Preferred Stock", and with the Common Stock, the "Securities"), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock or Series A Preferred Stock, as the case may be, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the "Reverse Stock Split"). No certificates representing fractional shares of Common Stock and Series A Preferred Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock or Series A Preferred Stock, as the case may be, as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock or Series A Preferred Stock.

The undersigned hereby certifies that the foregoing amendments were approved and adopted by the board of directors and shareholders of the Corporation on January 25, 2021. The Reverse Stock Split will not adversely affect the rights or preferences of the holders of outstanding shares of the Corporation's Securities.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 3rd day of February, 2021.

RELIANCE GLOBAL GROUP, INC.

By: ______________________
Ezra Beyman
Chief Executive Officer

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
RELIANCE GLOBAL GROUP, INC.

The Articles of Incorporation, as amended, of RELIANCE GLOBAL GROUP. INC., a Florida corporation (the "Corporation"), are hereby amended pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act, and such amendment is set forth as follows:

FIRST: Article 4, Section 1 of the Articles of Incorporation of the Corporation is hereby amended by replacing it in its entirety with the following (and the rest of Article 4 from Section 2 through the end remains as originally stated):

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is a total of two billion (2,750,000,000) shares, consisting of two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.086 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two billion (2,000,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is seven hundred fifty million (750,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article IV.

The undersigned hereby certifies that the foregoing amendment was approved and adopted by the board of directors and shareholders of the Corporation on January 25, 2021.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment, effective as of this 4th day of February, 2021.

RELIANCE GLOBAL GROUP, INC.

By: [signature]

Alex Blumenfrucht
Chief Financial Officer